Exhibit 10.1

EXECUTION VERSION

February 20, 2020

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn, Germany

Dear Ladies and Gentlemen:

Reference is made to the Business Combination Agreement, dated as of April 29, 2018 (the “Original Agreement”), as amended by Amendment No. 1, dated as of July 26, 2019 (“Amendment No. 1”) and Amendment No. 2, dated as of the date hereof (“Amendment No. 2”; and the Original Agreement, as amended by Amendment No. 1 and Amendment No. 2, and as it may be further amended from time to time, the “Business Combination Agreement”), by and among T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company, Superior Merger Sub Corporation, a Delaware corporation, Sprint Corporation, a Delaware corporation, Starburst I, Inc., a Delaware corporation (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy”), and, for the limited purposes of the covenants and representations and warranties set forth in the Agreement that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands, and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”).

In connection with the transactions contemplated by the Business Combination Agreement and as an inducement to the willingness of SoftBank, T-Mobile, DT and their applicable affiliates to enter into Amendment No. 2, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.1    Definitions.

(a)    Unless otherwise specifically defined herein, each capitalized term used but not defined in this letter agreement shall have the meaning given to such term in the Business Combination Agreement.

(b)    For purposes of this letter agreement:

(i)    “Acquisition Price” shall mean the value of the per-share consideration payable in respect of shares of T-Mobile Common Stock in the applicable Sale of the Company, determined as of immediately prior to the closing of the Sale of the Company.

(ii)    “End Date” shall mean, if the Closing Date is (i) before May 1, 2020, then December 31, 2025, or (ii) on or after May 1, 2020 then either (A) December 31, 2025 or (B) the sixth (6th) anniversary of the Closing Date, in either case of clause (A) or (B), as set forth in the SoftBank Election Notice.

(iii)    “Threshold Price” shall mean, if the Closing Date is (i) before May 1, 2020, then one hundred and fifty dollars ($150.00), or (ii) on or after May 1, 2020, then either (A) if the End Date set forth in the SoftBank Election Notice is December 31, 2025, one hundred and fifty dollars ($150.00), or (B) if the End Date set forth in the SoftBank Election Notice is the sixth (6th) anniversary of the Closing Date, (I) one hundred and fifty dollars ($150.00) through and including the fifth (5th) anniversary of the Closing Date and (II) one hundred and sixty dollars ($160.00) following the fifth (5th) anniversary of the Closing Date through the End Date.

(iv)    “Sale of the Company” shall have the meaning given to such term in the Stockholders’ Agreement.

(v)    “Trading Day” shall mean any day on which NASDAQ is open for trading and has a scheduled closing time of 4:00 p.m. New York City time;

(vi)    “T-Mobile VWAP” shall mean, for any Trading Day, the trailing volume-weighted average price per share of T-Mobile Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by T-Mobile and SoftBank) measured over the forty-five (45) consecutive Trading Day period immediately preceding such Trading Day.

1.2    Surrender of Shares by SoftBank. SoftBank hereby agrees to cause its affiliates to surrender, convey, assign, transfer and deliver to T-Mobile, for no additional consideration, an aggregate of 48,751,557 shares of T-Mobile Common Stock (such number of shares, the “SoftBank Specified Shares Amount”) effective immediately following the Effective Time, it being agreed that T-Mobile shall be entitled to take, and to direct the Exchange Agent to take, such actions as T-Mobile or the Exchange Agent reasonably determine are necessary or appropriate to effect the foregoing surrender, conveyance, assignment, transfer and delivery effective as of such time, without any further action on the part of SoftBank, SoftBank UK HoldCo or their respective affiliates; provided that SoftBank shall, and shall cause its affiliates to, execute and deliver any assignments, assurances, instruments or documents, and take and do any other actions or things, as T-Mobile may reasonably request to accomplish or in furtherance of the foregoing.

1.3    Additional Shares Issuable to SoftBank. If the T-Mobile VWAP, at any time during the period commencing on the second (2nd) anniversary of the Closing Date and ending on the End Date, is an amount equal to or greater than the Threshold Price (such condition, the “Additional Shares Issuance Condition”), then, subject to the remaining provisions of this Section 1.3, T-Mobile shall promptly, and in any event within ten (10) business days following the delivery of such documents as may be reasonably required by the transfer agent for the T-Mobile Common Stock, issue to SoftBank or, at SoftBank’s written request, an affiliate of

SoftBank that is then a record holder of shares of T-Mobile Common Stock (a “SoftBank Designee”), for no additional consideration, a number of shares of T-Mobile Common Stock equal to the SoftBank Specified Shares Amount (the “SoftBank True-Up Shares”). Notwithstanding the foregoing, (i) T-Mobile shall have the right to withhold, and shall not be required to issue (whether upon the satisfaction of the Additional Share Issuance Condition or at any time thereafter), shares of T-Mobile Common Stock comprising the SoftBank True-Up Shares to the extent T-Mobile elects, in T-Mobile’s sole discretion, in order to recoup any or all indemnity obligations in respect of Specified Claims then due and owing from SoftBank or any of its affiliates pursuant to Section 9.4 of the Business Combination Agreement, whether owed to T-Mobile or any other Section 9.4 Indemnitee (the “Section 9.4 Obligations”), with such shares of T-Mobile Common Stock valued for purposes of this clause (i) at the T-Mobile VWAP as of the date of the satisfaction of the Additional Share Issuance Condition, and with such recoupment to be effected by T-Mobile withholding a number of shares of T-Mobile Common Stock that, when multiplied by such T- Mobile VWAP, equals the amount of Section 9.4 Obligations then due and owing; (ii) without limiting the rights of T-Mobile under clause (i), the issuance of 18,000,000 of the shares of T-Mobile Common Stock comprising the SoftBank True-Up Shares (the “Pledged Shares”) shall be subject to and conditioned upon (A) the delivery by each and every applicable affiliate of SoftBank to which the Pledged Shares are issuable hereunder a valid and binding pledge agreement, in the form attached hereto as Exhibit A, securing the Section 9.4 Obligations (the “Pledge Agreements”), and (B) the completion of such other steps as are reasonably necessary to reflect the creation and perfection of the related security interest; (iii) if between the Closing Date and (A) the End Date, the shares of T-Mobile Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend or distribution, subdivision, reorganization, reclassification, recapitalization, stock split, stock equity split, combination, exchange of shares or any similar event (an “Adjustment Event”), then the Threshold Price (but, for the avoidance of doubt, not any dates or periods set forth therein), the SoftBank True-Up Shares Amount and the number of shares set forth in the foregoing clause (ii) shall be equitably adjusted, without duplication, to provide SoftBank (or, if applicable, the SoftBank Designee) with the same economic benefit, if any, that SoftBank (or, if applicable, such SoftBank Designee) would have had the right to receive if the Adjustment Event had not occurred, or (B) the second (2nd) anniversary of the Closing Date, a definitive agreement for the Sale of the Company is entered into, then, subject to the foregoing clauses (i) and (ii) (which shall apply to any consideration to which SoftBank (or, if applicable, the SoftBank Designee) may become entitled in connection with the Sale of the Company pursuant to this clause (B)), if the Acquisition Price is equal to or greater than the Threshold Price, then T-Mobile shall issue to SoftBank (or, if applicable, the SoftBank Designee) the SoftBank True-Up Shares for no additional consideration immediately prior to the closing of such Sale of the Company, such that SoftBank (or, if applicable, the SoftBank Designee) shall receive the applicable per-share consideration payable in respect of each such share of T-Mobile Common Stock in the Sale of the Company; and (iv) the Threshold Price shall be reduced by the per share amount of any cash dividends or other cash distributions declared or paid on the T-Mobile Common Stock between the Closing Date and the End Date. For the avoidance of doubt, all shares of T-Mobile Common Stock issued pursuant to this Section 1.3 shall be subject to the terms and conditions of the Stockholders’ Agreement and the Voting and Proxy Agreement in the same manner as if such shares had been issued at the Closing without giving effect to Section 1.2.

1.4    SoftBank Election Notice. If the Closing Date is on or after May 1, 2020, then SoftBank shall, by written notice (the “SoftBank Election Notice”) to T-Mobile and DT delivered no later than the Closing Date (provided, that if the Closing Date shall not have occurred prior to June 1, 2020, then the SoftBank Election Notice shall be delivered no later than June 1, 2020), elect the terms set forth in either (but not any combination of) the following clause (a) or the following clause (b):

(a)    an End Date of December 31, 2025 and a Threshold Price of one hundred and fifty dollars ($150.00); or

(b)    an End Date of the sixth (6th) anniversary of the Closing Date and a Threshold Price of (i) one hundred and fifty dollars ($150.00) through and including the fifth (5th) anniversary of the Closing Date and (ii) one hundred and sixty dollars ($160.00) following the fifth (5th) anniversary of the Closing Date through the End Date.

1.5    Term and Termination. This letter agreement shall continue in full force and effect from and after the date hereof until the earliest of (i) the issuance of all SoftBank True-Up Shares to which SoftBank is entitled pursuant to Section 1.3 (and subject to the execution and delivery of the Pledge Agreement(s) by SoftBank and/or its applicable affiliate(s), as applicable), whereupon Section 1.3 of this letter agreement (other than the last sentence thereof) shall forever terminate, automatically and without any further action on the part of the parties hereto, and shall become void and of no force or effect, (ii) the End Date, if the Additional Shares Issuance Condition has not been satisfied as of such date, whereupon Section 1.3 of this letter agreement shall forever terminate, automatically and without any further action on the part of the parties hereto, and shall become void and of no force or effect, (iii) the consummation of a Sale of the Company pursuant to which the Acquisition Price is less than the Threshold Price, whereupon Section 1.3 of this letter agreement (other than the last sentence thereof) shall forever terminate, automatically and without any further action on the part of the parties hereto, and shall become void and of no force or effect, and (iv) the termination of the Business Combination Agreement prior to the SoftBank US Mergers Effective Time, whereupon this letter agreement shall forever terminate, automatically and without any further action on the part of the parties hereto, and shall become void and of no force or effect.

1.6    Amendment; Waiver. Any amendment or modification of this letter agreement shall require the prior written consent of each of T-Mobile, DT and SoftBank. A party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties or (b) waive compliance by the other party with any of the agreements or conditions contained in this letter agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 1.5 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

1.7    Miscellaneous. The provisions of Article X (General Provisions) (other than Section 10.1, Section 10.9 and Section 10.14) of the Business Combination Agreement shall apply mutatis mutandis to this letter agreement. This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. Except as otherwise provided in this letter agreement

(with respect to T-Mobile or DT only and, for the avoidance of doubt, without limiting any right of T-Mobile to agree to or consummate a Sale of the Company), no party may directly or indirectly assign any of its rights or delegate any of its obligations under this letter agreement, without the prior written consent of the other parties; provided that, without the written consent of the other parties, (a) DT may assign any of its rights or obligations hereunder, in whole or in part, to any Person (as used herein, such term shall have the meaning given to such term in the Stockholders’ Agreement) that will be a successor to or that will acquire Control (as used herein, such term shall have the meaning given to such term in the Stockholders’ Agreement) of DT, whether by merger, consolidation or sale of all or substantially all of its assets, and (b) T-Mobile’s obligations will succeed to any Person that will be a successor to T-Mobile, whether by merger, consolidation or sale of all or substantially all of its assets. Any purported direct or indirect assignment in violation of this Section 1.7 shall be null and void ab initio.

1.8    Security Interest. Without in any way limiting the effect of Section 1.3 above, SoftBank hereby grants to T-Mobile a security interest in all of its rights and interests in respect of the Pledged Shares under this letter agreement, as collateral security for the prompt and complete payment and performance of the Section 9.4 Obligations, whether such Section 9.4 Obligations are owed to T-Mobile or any other Section 9.4 Indemnitee; provided that the security interest hereunder shall automatically terminate upon execution and delivery of the Pledge Agreement(s) by SoftBank and/or its applicable affiliate(s), as applicable.

[Signature page follows]

Very truly yours,

SOFTBANK GROUP CORP.

By:	/s/ Marcelo Claure
Name:	Marcelo Claure
Title:	Executive Vice President and Chief Operating Officer

Accepted and agreed to as of the date set forth above:

T-MOBILE US, INC.

By:	/s/ G. Michael Sievert
Name:	G. Michael Sievert
Title:	President and Chief Operating Officer

DEUTSCHE TELEKOM AG

By:	/s/ Thorsten Langheim
Name:	Thorsten Langheim
Title:	Member of Management Board

By:	/s/ Dr. Axel Lützner
Name:	Dr. Axel Lützner
Title:	Vice President DT Legal

[Signature Page to Letter Agreement]